Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (which is expected to be filed with the Securities and Exchange Commission on or about June 29, 2012) of Patient Safety Technologies, Inc. (the “Company”) of our report dated March 23, 2012 relating to our audits of the Company’s consolidated financial statements appearing in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/  Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
June 29, 2012